EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-163761 and 333-157524 on Form S-8 of the ESSA Bank & Trust 401(k) Plan of our report dated June 26, 2017, relating to our audit of the financial statements and supplemental schedule of the ESSA Bank & Trust 401(k) Plan, which appears in this Annual Report on Form 11-K of ESSA Bank & Trust 401(k) Plan for the year ended December 31, 2016.

/s/ S.R. Snodgrass, P.C.
Cranberry Township, Pennsylvania
June 26, 2017

S.R. Snodgrass, P.C.  2008 Mackanzie Way, Suite 340  Cranberry Township, Pennsylvania 16066  Phone: 724-934-0344  Fax: 724-934-0345